Exhibit 99.1

News Release

Media Contact:	Amy Rose (908) 423-6537	Investor Contact:	Graeme Bell (908) 423-5185

Merck Announces Strong Financial Results for the Third Quarter 2006
Led by the Performance of SINGULAIR, VYTORIN and Vaccines

•	Company Posts Third-Quarter Earnings Per Share (EPS) of 51 Cents, Including the Impact of Reserving an Additional $598 Million Solely for Future VIOXX Legal Defense Costs and Excluding Restructuring Charges; Reported Third-Quarter EPS of 43 Cents

•	VYTORIN and ZETIA Achieve Combined Global Sales of More Than $1 Billion in the Third Quarter

•	Vaccine Sales Growth Strong; GARDASIL Reached $70 Million in the Third Quarter

•	Merck Raises Full-Year 2006 Guidance and Now Anticipates EPS Range of $2.48 to $2.52, Excluding Restructuring Charges; Reported 2006 EPS Range of $2.18 to $2.25

•	U.S. Food and Drug Administration (FDA) Approved JANUVIA, the Company’s Once-Daily and First-in-Class Treatment for Type 2 Diabetes; and ZOLINZA, Merck’s Medicine for Advanced Cutaneous T-Cell Lymphoma (CTCL)

WHITEHOUSE STATION, N.J., Oct. 20, 2006 — Merck & Co., Inc. today announced that EPS for the third quarter of 2006 were $0.51, including the impact of reserving an additional $598 million in the third quarter solely for future VIOXX legal defense costs and excluding a net $0.08 charge for site closures and position eliminations primarily associated with the global restructuring announced in November 2005. Reported EPS, including the impact of the net restructuring charge, were $0.43 for the third quarter of 2006 compared to $0.65 for the third quarter of 2005. Net income was $940.6 million, compared to $1,420.9 million in the third quarter of last year. Worldwide sales were $5.4 billion for the quarter, comparable to the third quarter of 2005.

     Excluding the impact of the restructuring charges, EPS for the first nine months of 2006 were $2.02. Reported EPS were $1.81, including the impact of the $0.21 net restructuring charges taken during the year. Net income was $3,959.9 million and worldwide sales were $16.6 billion for the first nine months of 2006. Total sales increased 2% for the first nine months.

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     “The third quarter results reflect the recognition of the medical value of GARDASIL, our vaccine for cervical cancer. This week’s approval of our first-in-class diabetes drug, JANUVIA, marks the fifth product approval this year for Merck,” said Richard T. Clark, chief executive officer and president. “Given the results of the quarter, we remain on track to meet the goals we set for ourselves with our new business strategy.”

     Materials and production costs increased 25% for the third quarter of 2006, including $199.6 million recorded in the third quarter for costs associated with the global restructuring program, primarily related to accelerated depreciation and asset impairment costs. Excluding these costs, materials and production increased 9% for the quarter. The gross margin was 71.5% which reflects a 3.7 percentage point unfavorable impact relating to the restructuring costs as noted above. For the first nine months of 2006, the gross margin was 73.9% which reflects a 3.4 percentage point unfavorable impact relating to restructuring costs.

     Marketing and administrative expenses were $2,370.6 million, an increase of 43% in the third quarter of 2006. Included in marketing and administrative expenses is an additional $598 million reserve solely for future legal defense costs for VIOXX litigation recorded in the third quarter. Excluding this cost, marketing and administrative expenses increased 7% for the quarter. The results reflect the increase in the level of activity to support the three recently-approved vaccines and the imminent launch of JANUVIA in the United States.

     Research and development expenses were $945.4 million for the quarter, comparable to the third quarter of 2005.

     Restructuring costs were $49.6 million for the quarter, representing separation and other related costs associated with the Company’s restructuring program announced in November 2005. In the third quarter of 2006, the Company eliminated approximately 500 positions, bringing the total to approximately 3,900 since the inception of the program. Merck remains on track to eliminate 7,000 positions by the end of 2008.

Full-Year 2006 EPS Guidance

     Merck anticipates full-year 2006 EPS of $2.48 to $2.52, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.18 to $2.25. Please see pages 10-11 of this news release for details of Merck’s full-year 2006 financial guidance.

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Third-Quarter Performance Highlights

     Worldwide sales were strong for SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, reaching $868 million for the third quarter, representing growth of 25% over the third quarter of 2005. Sales for the first nine months were $2.6 billion, a 21% increase over the comparable 2005 period. SINGULAIR continues to be the number one prescribed product in the U.S. respiratory market.

     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, exceeded $1.0 billion for the third quarter.

     Global sales of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $502 million in the third quarter, an increase of 41% compared with the third quarter of 2005. Sales for the first nine months were $1.4 billion, an increase of 39% over the comparable 2005 period.

     Global sales of VYTORIN, marketed outside the United States as INEGY, reached $527 million in the third quarter. Sales for the first nine months were $1.4 billion. On Oct. 5, the Merck/Schering-Plough partnership announced that the FDA had approved the inclusion of new data in the product label showing that VYTORIN, a cholesterol-absorption inhibitor combined with simvastatin, is more effective than Crestor at lowering LDL cholesterol at all doses compared, ranging from the usual starting recommended doses (VYTORIN 10/20 mg, Crestor 10 mg) to the maximum approved doses (VYTORIN 10/80 mg, Crestor 40 mg). VYTORIN now has been shown in clinical studies to provide greater LDL cholesterol lowering efficacy versus Lipitor, Crestor and ZOCOR at all study dose comparisons.

     The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.

     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR*, were $813 million for the third quarter, representing an increase of 8% from the third quarter of 2005. Sales for the first nine months were $2.3 billion, a 2% increase compared to the first nine months of 2005.

     Global sales for FOSAMAX and FOSAMAX PLUS D [marketed as FOSAVANCE throughout the European Union (EU)] were $771 million for the third quarter, representing a decrease of 1% compared to third quarter 2005. U.S. sales for the quarter increased 7%. Sales outside the United States were affected by the availability of other alendronate

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*	COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

sodium products in several key markets. Global sales for the first nine months were $2.3 billion, a 2% decrease over the comparable 2005 period. FOSAMAX and FOSAMAX PLUS D together remain the most prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis.

     In August, FOSAMAX (marketed as FOSAMAC) became the first once-weekly, oral medicine for osteoporosis to be launched in Japan, the second largest pharmaceutical market in the world and home to approximately 10 million women with the disease.

     ZOCOR, Merck’s statin for modifying cholesterol, achieved worldwide sales of $371 million in the third quarter, representing a decrease of 65% over the third quarter of 2005. Sales for the first nine months were $2.4 billion, a 27% decrease compared to the first nine months of 2005. Merck’s U.S. marketing exclusivity for ZOCOR expired on June 23, 2006.

     Total sales of Merck’s other promoted medicines and vaccines were $1.8 billion for the third quarter, representing growth of 15% as compared with the third quarter of 2005. These products treat or prevent a broad range of medical conditions, including glaucoma, migraine, and pain in addition to infectious disease, cervical cancer, rotavirus disease and shingles.

     Vaccine sales were $555 million for the quarter, representing strong growth of 64%. The quarterly results benefited from the launch of three new vaccines—ROTATEQ, ZOSTAVAX and GARDASIL—and the strong performance of PROQUAD.

     Total sales for GARDASIL, Merck’s vaccine to prevent cervical cancer and vulvar and vaginal pre-cancers caused by human papillomavirus (HPV) types 16 and 18 and to prevent low-grade and pre-cancerous lesions and genital warts caused by HPV types 6, 11, 16 and 18, were $70 million for the third quarter. Managed care plans representing more than 85% of covered lives of girls and women aged 9-26 have added GARDASIL to their respective formularies.

     In late September, GARDASIL was approved as the first and only vaccine in the EU for use in children and adolescents aged 9 to 15 years and in adult females aged 16 to 26 years for the prevention of cervical cancer, high-grade cervical dysplasias/precancers [cervical intraepithelial neoplasia (CIN 2/3)], high-grade/precancerous vulvar dysplastic lesions (VIN 2/3) and external genital warts (condyloma acuminata) caused by HPV types 6, 11, 16 and 18. GARDASIL will be marketed by Sanofi Pasteur MSD (SPMSD), a joint venture between Sanofi Pasteur and Merck & Co., Inc., in 19 European countries, including 15 in the EU. In the remaining Central and Eastern European countries, GARDASIL will be marketed by Merck Sharp & Dohme as either GARDASIL or SILGARD.

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     Clinical studies to evaluate the efficacy of GARDASIL in females 27-45 years of age and males 16-26 years of age continue in more than 30 countries around the world. Merck is also conducting ongoing clinical studies to assess the potential for cross-protection against HPV types related to HPV 16 and 18, including HPV 31 and 45. Cross-protection, if proven, could potentially expand the vaccine’s prevention coverage against cervical cancer.

     ROTATEQ, Merck’s vaccine to help protect children against rotavirus gastroenteritis, achieved total sales of $62 million for the quarter. Within the United States, health insurance plans representing more than 80% of covered lives in the eligible age group of infants and young children between six and 32 weeks of age have added ROTATEQ to their formularies. Applications for licensure of ROTATEQ have been filed in more than 100 countries. In Nicaragua, where ROTATEQ was recently approved, Merck will provide the vaccine free for all infants born in the country over a three-year period through a joint demonstration project with the Nicaraguan Ministry of Health.

     Merck earns ongoing revenue based on sales of products that are associated with its alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $442 million in the third quarter and $1.2 billion for the first nine months of the year.

Significant Product Developments

     On Oct. 16, JANUVIA was approved by the FDA, and is now the first and only dipeptidyl peptidase-4 (DPP-4) inhibitor available in the United States for the treatment of type 2 diabetes. DPP-4 inhibitors represent a new class of prescription medications that improve blood sugar control in patients with type 2 diabetes by enhancing a natural body system called the incretin system. JANUVIA has been approved as monotherapy and as add-on therapy to either of two other oral diabetes medications, metformin or thiazolidinediones (TZDs), to improve blood sugar (glucose) control in patients with type 2 diabetes when diet and exercise are not enough. Clinical studies show that JANUVIA provides significant A1C (a measure of average blood glucose level over a two- to three-month period) reductions in both monotherapy and when added to commonly used diabetes drugs such as metformin and TZDs. Treatment with JANUVIA was not associated with weight gain or an increased risk of hypoglycemia. The

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recommended dose of JANUVIA is 100 mg once daily. JANUVIA will be available on pharmacy shelves within the next several weeks. JANUVIA has already launched in Mexico, and other regulatory filings around the world are moving ahead as planned.

     JANUVIA also is being investigated as part of a single tablet combination with metformin, known as MK-0431A. The FDA has accepted Merck’s filing for standard review, and FDA action is anticipated by the end of March.

     Also in October, Merck announced that the FDA had approved ZOLINZA for the treatment of cutaneous manifestations in patients with CTCL who have progressive, persistent or recurrent disease on or following two systemic therapies. The approval of ZOLINZA represents the first anticancer treatment approved for CTCL since 1999.

Pipeline Update

     Merck presented interim 24-week data on MK-0518, the Company’s investigational HIV integrase inhibitor, from the Phase II dose-ranging study at the 16th International AIDS Conference in August. The data showed that MK-0518 twice daily, when used in combination with tenofovir and lamivudine, achieved a comparable viral load reduction to efavirenz combined with the same agents in previously untreated patients. At the American Society for Microbiology’s 46th Annual International Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in September, Merck presented additional interim 24-week data from an ongoing study that showed MK-0518 maintaining viral load regression in treatment-experienced patients who failed antiretroviral therapy and who were resistant to drugs in all three classes of oral antiretroviral drugs, as well as a second study that demonstrated no increase in lipid levels in treatment-naive patients taking MK-0518 with tenofovir and lamivudine.

     During the quarter, Merck announced it will not file a worldwide marketing application in 2007 for MK-0524B, its investigational fixed-dose combination of MK-0524A (a DP-1 selective inhibitor coupled with extended-release niacin) and simvastatin, because of an unresolved formulation issue. A new filing date has not been determined. Phase III clinical studies supporting MK-0524B continue with MK-0524A co-administered with simvastatin. In addition, the clinical development program for MK-0524A remains on track, and the Company plans to file MK-0524A with the FDA in 2007.

     Merck and H. Lundbeck A/S of Denmark recently announced that submission of a new drug application (NDA) for gaboxadol with the FDA will no longer occur in the first quarter of 2007. The companies plan to submit the application to the FDA in mid-2007. The delay in the

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NDA submission for gaboxadol, a novel investigational drug in Phase III development for the treatment of insomnia, results from slower than anticipated enrollment in ongoing trials.

     Merck has initiated a targeted Phase III program with its investigational compound for the treatment of obesity, MK-0364, which is an investigational cannabinoid-1 receptor (CB1R) inverse agonist. The Company is not in a position at this time to provide a potential product profile or a filing date.

     Merck continues its strategy of establishing strong external alliances to complement our substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth. Through the third quarter of 2006, Merck has entered into 24 such transactions.

     In late September, Merck and FoxHollow Technologies announced that they will expand the scope of their existing strategic collaboration for atherosclerotic plaque analysis and that Merck will acquire a stake in FoxHollow with the purchase of $95 million in common stock—subject to customary closing conditions and clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act. The FoxHollow transaction is anticipated to close in the fourth quarter.

VIOXX Update

     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2006 can be found at www.merck.com.

     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a separate proceeding in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas; and in the counties of Philadelphia, Pennsylvania and Clark County, Nevada. As of Oct. 9, the Company had been served or was aware that it had been named as a defendant in approximately 23,800 lawsuits filed on or before Sept. 30, which include approximately 41,750 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 275 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 7,450 lawsuits representing approximately 21,950 plaintiff groups are or are slated to be in the federal MDL and approximately 13,850 lawsuits representing approximately 13,850 plaintiff groups are

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included in a coordinated proceeding in New Jersey Superior Court. In addition, as of Oct. 9, approximately 15,000 claimants had entered into Tolling Agreements with the Company on or before Sept. 30, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.

     The Company accrues legal defense costs expected to be incurred in connection with a loss contingency when such costs are probable and reasonably estimable. As of Dec. 31, 2005, the Company had established a reserve of $685 million solely for its future legal defense costs related to the VIOXX Lawsuits and the VIOXX Investigations. During the first nine months of 2006, the Company spent $325 million in the aggregate in legal defense costs worldwide related to (i) the VIOXX Product Liability Lawsuits, (ii) the VIOXX Shareholder Lawsuits, (iii) the VIOXX Foreign Lawsuits, and (iv) the VIOXX Investigations (collectively, the “VIOXX Litigation”). In the third quarter, the Company recorded a charge of $598 million to increase the reserve solely for its future legal defense costs related to VIOXX to $958 million at Sept. 30, 2006. In increasing the reserve, the Company considered the same factors that it considered when it previously established reserves for the VIOXX Litigation. Management now believes it has a better estimate of the Company’s expenses and can reasonably estimate such costs through 2008. Some of the significant factors considered in the establishment and ongoing review of the reserve for the VIOXX legal defense costs were as follows: the actual costs incurred by the Company; the development of the Company’s legal defense strategy and structure in light of the scope of the VIOXX Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the anticipated timing, progression, and related costs of pre-trial activities and trials in the VIOXX Product Liability Lawsuits. Events such as scheduled trials that are expected to occur throughout 2007 and into 2008, and the inherent inability to predict the ultimate outcomes of such trials, limit the Company’s ability to reasonably estimate its legal costs beyond the end of 2008. The Company will continue to monitor its legal defense costs and review the adequacy of the associated reserves.

     The Company has not established any reserves for any potential liability relating to the VIOXX Litigation. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the Company’s financial position, liquidity and results of operations.

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Earnings Conference Call

     Investors are invited to a live Web cast of Merck’s third-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. ET today through 5 p.m. ET on Oct. 27. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 6085030.

About Merck

     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of Merck’s Form 10-K for the year ended Dec. 31, 2005, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

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Merck Financial Guidance for 2006

     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:

WORLDWIDE
PRODUCT	2006 SALES

SINGULAIR (Respiratory)	$3.4 to $3.7 billion
COZAAR/HYZAAR (Hypertension)	$3.0 to $3.3 billion
FOSAMAX (Osteoporosis)	$2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)	$2.6 to $2.9 billion
Other reported products*	$6.6 to $6.9 billion

*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.

•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.1 to $2.4 billion for 2006.

•	Product gross margin (PGM) percentage is estimated to be approximately 76 to 78% for the full year 2006. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2006. This guidance includes the impact of stock option expense.

•	Marketing and administrative expense is anticipated to increase at a mid-to-high single-digit percentage growth rate over the full-year 2005 level. The marketing and administrative expense guidance excludes the charges taken in the fourth quarter of 2005 and the third quarter of 2006 related solely to future legal defense costs of VIOXX litigation. The full-year 2005 and 2006 levels exclude the costs associated with position eliminations in 2005 as well as other restructuring costs pursuant to the Company’s streamlining of its business processes. The 2006 amount includes the impact of stock option expense.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a high single-digit percentage growth rate over the full-year 2005 level. Research and development expense in 2006 includes the impact of stock option expense and the second quarter 2006 acquired research expense relating to GlycoFi. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	Stock option expense is expected to be approximately $220 million in 2006. The impact of stock option expense is reflected in the materials and production, marketing and administrative, and research and development guidance respectively.

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•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $900 million to $1.0 billion.

•	The consolidated 2006 tax rate is estimated to be approximately 26 to 28% (including the net tax rate impact in the second quarter related primarily to the acquisition of GlycoFi). This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

•	Merck plans to continue its stock buyback program in 2006. As of Sept. 30, $6.8 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.

     Given these guidance elements, Merck anticipates full-year 2006 EPS of $2.48 to $2.52, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2006 EPS of $2.18 to $2.25.

     This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.

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     The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended September 30, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended September 30 (Unaudited)

	2006	2005	% Change

Sales	$5,410.4	$5,416.2	—%
Costs, Expenses and Other
Materials and production (1)	1,544.1	1,238.8	25
Marketing and administrative (2)	2,370.6	1,661.4	43
Research and development (3)	945.4	942.6	—
Restructuring costs (4)	49.6	79.8	(38)
Equity income from affiliates	(595.4)	(480.1)	24
Other (income) expense, net	(134.7)	(24.7)	*
Income Before Taxes	1,230.8	1,998.4	(38)
Taxes on Income (5)	290.2	577.5
Net Income	$940.6	$1,420.9	(34)
Average Shares Outstanding
Assuming Dilution	2,185.7	2,197.0
Earnings per Common Share
Assuming Dilution	$0.43	$0.65	(34)

*	> 100%

(1)	Includes restructuring costs of $199.6 million in 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005, as well as stock option expense of $4.5 million in 2006.

(2)	Includes the impact of reserving an additional $598 million in the third quarter of 2006 solely for future VIOXX legal defense costs, as well as stock option expense of $25.3 million in 2006.

(3)	Includes stock option expense of $11.1 million in 2006.

(4)	Reflects restructuring costs in 2006 representing separation and other related costs associated with Merck’s global restructuring program announced in November 2005. Separation costs associated with other restructuring programs were recorded in the third quarter of 2005.

(5)	The effective tax rate was 23.6% and 28.9% for the third quarter of 2006 and 2005, respectively. Included in the 2006 effective tax rate was a favorable impact of 1.6 percentage points related to the restructuring charge.

     The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the nine months ended September 30, 2006, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Nine Months Ended September 30 (Unaudited)

	2006	2005	% Change

Sales	$16,591.9	$16,246.0	2%
Costs, Expenses and Other
Materials and production (1)	4,332.0	3,670.9	18
Marketing and administrative (2)	5,819.6	5,016.4	16
Research and development (3)	3,059.9	2,736.0	12
Restructuring costs (4)	86.5	93.4	(7)
Equity income from affiliates	(1,710.2)	(1,130.5)	51
Other (income) expense, net	(305.4)	15.8	*
Income Before Taxes	5,309.5	5,844.0	(9)
Taxes on Income (5)	1,349.6	2,332.4
Net Income	$3,959.9	$3,511.6	13
Average Shares Outstanding
Assuming Dilution	2,188.5	2,204.3
Earnings per Common Share
Assuming Dilution	$1.81	$1.59	14

*	> 100%

(1)	Includes restructuring costs of $572.1 million in 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005, as well as stock option expense of $19.7 million in 2006.

(2)	Includes the impact of reserving an additional $598 million in the third quarter of 2006 solely for future VIOXX legal defense costs, as well as stock option expense of $113.2 million in 2006.

(3)	Includes acquired research expense of $296.3 million resulting from the acquisition of GlycoFi, Inc. recorded in the second quarter of 2006, restructuring costs of $55.4 million recorded in the first quarter of 2006 related to accelerated depreciation associated with Merck’s global restructuring program announced in November 2005 and stock option expense of $46.6 million for the first nine months of 2006.

(4)	Reflects restructuring costs in 2006 representing separation and other related costs as well as gains on the sales of facilities associated with Merck’s global restructuring program announced in November 2005. Separation costs associated with other restructuring programs were recorded in 2005.

(5)	The effective tax rate was 25.4% and 39.9% for the first nine months of 2006 and 2005, respectively. Included in the first nine months 2006 effective tax rate was a favorable impact of 1.2 percentage points related to the restructuring charge. Included in 2005 was a net tax charge of $640 million, primarily related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA). This net tax charge resulted in an increase of 10.9 percentage points to the effective tax rate for the first nine months of 2005.